Exhibit 4.06

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

This Inducement Stock Option Plan and Agreement (this “Agreement”), by and between Meru Networks, Inc., a Delaware corporation (the “Company”), and Bami Bastani (“you”), is effective as of March 21, 2012 (the “Grant Date”).

1. Grant of Options. Effective on the Grant Date, the Company confirms that the Compensation Committee of its Board of Directors has approved the grant to you of a non-statutory stock option (the “Option”) to purchase 600,000 shares of the Company’s common stock (each share of the Company’s common stock, a “Share”). This Agreements sets forth the vesting and other terms and conditions of the Option.

Exercise Price Per Share:	$4.62

Vesting Commencement Date:	March 21, 2012

Vesting Schedule:	This Option vests and becomes exercisable with respect to 25% of the Shares subject to this Option when you complete one year of continuous Service from the Vesting Commencement Date (the “First Vesting Date”) set forth above and thereafter vests and becomes exercisable with respect to an additional 1/48th of the Shares subject to this Option when you complete each successive full month of continuous Service from the First Vesting Date. This Option will in no event become exercisable for additional Shares after your Service has terminated for any reason.

Expiration Date:	This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date.

This Option expires earlier if your Service terminates earlier, as described in Section 2 below.

2. Termination of Services.

(a) Termination Other than Due to Death or Disability. If your Service terminates for any reason except death or any “Permanent and Total Disability” as defined by section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under this Agreement and its determinations are conclusive and binding on all persons.

(b) Termination Due to Death. If your Service terminates because of death, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

(c) Termination Due to Disability. If your Service terminates because of your Permanent and Total Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

(d) Leaves of Absence. For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the table in Section 1 above may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the table in Section 1 above may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

3. Option Exercise Procedures.

(a) Restrictions on Exercise. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

(b) Notice of Exercise. When you wish to exercise this Option pursuant to Section 3(c)(i) below, you must provide a notice of exercise form (in the form substantially attached hereto as Exhibit A). If you seek to exercise this Option pursuant to any method set forth in Section 3(c) below (other than 3(c)(i)), you must in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

(c) Methods of Payment. When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

i. Your personal check, a cashier’s check or a money order in the lawful money of the United States of America at the time when the Shares are purchased.

ii. Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

iii. By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

iv. By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise in a form approved by the Company.

v. Any other form permitted by the Committee in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

(d) Withholding Taxes and Stock Withholding. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this Award or the Option exercise. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold Shares that otherwise would be issued to you when you exercise this Option having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (b) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer. You shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option. The Company shall not be required to issue any Shares or make any cash payment under this Agreement until such obligations are satisfied.

4. Restrictions on Transferability.

(a) Certain Prohibitions. You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

(b) Transfer of Option. In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way. However, the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. In addition, the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

5. No Retention Rights. Neither your Option nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

6. No Rights as Stockholder. Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

7. Certain Adjustments. In the event of a stock split, a stock dividend or a similar change in Company Shares, the Option (and the Shares underlying the Option) shall be treated consistently with the treatment of “Options” under the Company’s 2010 Stock Incentive Plan, including Section 11(a)-(d) thereof.

8. Committee Powers. Subject to compliance with Section 409A of the Code, the Committee (in its sole discretion) may permit or require you to (a) have Shares that otherwise would be delivered to you as a result of the exercise of the Option converted into an equal number of restricted stock units; or (b) have Shares that otherwise would be delivered to you as a result of the exercise of an Option converted into amounts credited to a deferred compensation account established for you by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to you. A deferred compensation account established under this Section 8 may be credited with interest or other forms of investment return, as determined by the Committee. If an account is established for you, you shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company.

9. Miscellaneous.

(a) Assignment. Every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

(b) Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

(c) Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

(d) Integration. This Agreement constitutes the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended by the Committee or the Company without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

(e) Administration. The Committee may, in its sole discretion, administer and interpret the terms of this Option and this Agreement, and may take any actions it deems necessary or advisable for the administration of this Agreement, in each case to the same extent it has the power to do such things with respect to provisions of, or awards under, the Company’s 2010 Stock Incentive Plan. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Agreement, the Option, or any right to acquire Shares under the Option.

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

(f) Buyout Provisions. Notwithstanding anything to the contrary herein, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents the Option or (b) authorize Executive to elect to cash out the Option, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(g) Tax Consequences. The Company shall not be liable as to the tax consequences expected, but not realized, by you or any other person due to the receipt, exercise, or expiration of the Option.

(h) Effect of Change in Control. The Committee may determine, in its sole discretion, following the Grant Date that the Option shall become exercisable as to all or part of the Shares subject to the Option in the event that a Change in Control occurs with respect to the Company.

(i) No Rights as a Stockholder. Neither you, nor a transferee, shall have any rights as a stockholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 7.

10. Definitions.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i)	A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (b)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date (as defined in the Company’s 2010 Stock Incentive Plan) or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (b)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 10(b) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) “Committee” shall mean the Compensation Committee as designated by the Company’s board of directors (the “Board of Directors”).

(d) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(e) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(f) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows (in all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons):

(v)	If the Company’s Shares were traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(vi)	If the Company’s shares were traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(vii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate

(g) “Outside Director” shall mean a member of the Company’s Board of Directors, as constituted from time to time, who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

(h) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Grant Date shall be a Parent commencing as of such date.

(i) “Service” shall mean service as an Employee, Consultant or Outside Director. Service does not terminate when an Employee goes on a bona fide leave of absence in accordance with the requirements of Section 2(d) hereof. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under this Agreement.

(j) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary after the Grant Date shall be considered a Subsidiary commencing as of such date.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Option is governed by the term and conditions of this Agreement. No provision of the Agreement shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Agreement, the Option or exercise thereof (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

OPTIONEE:	MERU NETWORKS, INC.

By:
Optionee’s Signature

Title:
Optionee’s Printed Name

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

EXHIBIT A

MERU NETWORKS, INC.

NOTICE OF CASH EXERCISE OF STOCK OPTION

Name:		Social Security Number:

Address:		Employee Number:

OPTION INFORMATION:

Date of Grant: March 21, 2012	Type of Stock Option: Nonstatutory (NSO)

Exercise Price per Share: $	☐

Total number of Shares of MERU NETWORKS, INC. (the “Company”) covered by option:	☐

Number of Shares of the Company for which option is being exercised now:            (“Purchased Shares”).

Total exercise price for the Purchased Shares: $

Form of payment enclosed:

☐  Check for $            , payable to “Meru Networks, Inc.”

Name(s) in which the Purchased Shares should be registered:

The certificate for the Purchased Shares should be sent to
the following address:

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.

2.	I hereby acknowledge that I received and read a copy of the prospectus describing the Agreement and the tax consequences of an exercise (the Inducement Stock Option Plan and Agreement).

3.	I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option.

SIGNATURE AND DATE:

, 20

MERU NETWORKS, INC.

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT